UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2005
Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)
937-222-2610

(Registrant’s telephone number including area code)
Not applicable

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 23, 2005, Robbins & Myers, Inc. (the “Company”) and its subsidiary Robbins & Myers Finance Europe B.V. entered into the Fourth Amended and Restated Credit Agreement (the “Amended Agreement”) with the Lenders named in the Amended Agreement and JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank. The Amended Agreement amended and restated the existing credit agreement in its entirety.
The Amended Agreement provides that the Company may borrow on a revolving credit basis up to a maximum of $40,000,000. All outstanding amounts under the Amended Agreement are due and payable on November 30, 2007. Interest is variable based upon formulas tied to LIBOR or prime, at the Company’s option, and is payable at quarterly. Borrowings are secured by pledges of all personal and real property of the Company’s domestic subsidiaries, certain intercompany notes and the stock of certain non-U.S. subsidiaries. The Amended Agreement contains certain restrictive covenants including limitations on indebtedness, cash dividends, treasury stock repurchases and capital expenditures and financial covenants relating to interest coverage, leverage, and net worth.
The Amended Agreement is included as Exhibit 4.1 to this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this Report is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits – See Index to Exhibits
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: December 28, 2005	By:	/s/Peter C. Wallace

President and Chief Executive Officer

INDEX TO EXHIBITS
(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES.

Exhibit No.	Description
4.1	Fourth Amended and Restated Credit Agreement, dated December 23, 2005, among Robbins & Myers, Inc., Robbins & Myers Finance Europe B.V., the Lenders named in the Amended Agreement and JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank.